Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Oregon Steel Mills, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-113740, 333-118959, 33-26739, 33-58302, 333-86980, and 333-68732) on Forms S-3 and S-8 of Oregon Steel Mills, Inc. of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Oregon Steel Mills, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2004, and the related financial statement schedule for each of the years in the two-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, the consolidated balance sheets of New CF&I, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in stockholders’ deficit and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2004, and the balance sheets of CF&I Steel, L.P. as of December 31, 2004 and 2003 and the related statements of income, changes in partners’ deficit and comprehensive loss and cash flows for each of the years in the two-year period ended December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of Oregon Steel Mills, Inc.

Our report on the consolidated financial statements of Oregon Steel Mills, Inc. and subsidiaries refers to the adoption of FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, in 2004.

/s/ KPMG LLP

Portland, Oregon
March 11, 2005